UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.___)

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

VOR BIOPHARMA INC.

(Name of Registrant as Specified In Its Charter)

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VOR BIOPHARMA INC.

100 Cambridgepark Drive, Suite 101

Cambridge, Massachusetts 02140

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2024

To the Stockholders of Vor Biopharma Inc.:

This proxy statement supplement, dated May 2, 2024 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Vor Biopharma Inc. (the “Company”), dated April 29, 2024 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on May 23, 2024 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Appointment of Fouad Namouni, M.D., as a Director

On April 30, 2024, the Board of Directors of the Company (the “Board”) (i) increased the authorized size of the Board from six to seven members and (ii) upon recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), appointed Fouad Namouni, M.D., as a Class II director of the Company to fill the vacancy created by the aforementioned increase in the size of the Board, with a term of office expiring at the Company’s 2026 Annual Meeting of Stockholders.

Based on a review of all relevant identified transactions or relationships between Dr. Namouni, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Dr. Namouni is an independent director pursuant to the applicable Nasdaq Stock Market listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended.

Dr. Namouni, 55, has served as President, Research and Development of Blueprint Medicines Corporation (“Blueprint”), a global biopharmaceutical company, since September 2020. Prior to Blueprint, Dr. Namouni served in various leadership roles at Bristol Myers Squibb Company (“BMS”) since 1999, most recently as Senior Vice President and Head of Oncology Development from August 2016 to April 2020 with the responsibility for driving product development plans across a portfolio of drug candidates. Previously, Dr. Namouni served as Head of Global Medical Affairs at BMS from September 2015 to September 2017 and Head of Development at BMS for OPDIVO® (nivolumab) and YERVOY® (ipilimumab) from January 2011 to September 2015. Dr. Namouni previously served as a member of the board of directors of Aprea Therapeutics Inc. from June 2020 to May 2022. Dr. Namouni has more than 20 years of oncology and cancer immunotherapy drug development expertise, as well as clinical experience as a pediatric oncologist. He holds an M.D. from the University of Annaba Medical School in Algeria and a Pediatrics degree from Université Rene Descartes in Paris, France. Additionally, Dr. Namouni received a Pediatric Oncology and Hematology degree and an M.S. in clinical and experimental pharmacology from Université Paris-Sud in France. The Company believes that Dr. Namouni is qualified to serve on the Board due to his experience in oncology and cancer immunotherapy drug development and his service in leadership roles and as a director of other biotechnology companies.

In connection with his service as a director, Dr. Namouni will receive the Company’s standard non-employee director cash and equity compensation under its Non-Employee Directors’ Compensation Policy, which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2023. Pursuant to the Non-Employee Directors’ Compensation Policy, Dr.

Namouni will receive a cash retainer fee of $40,000 for service as a director and $4,000 for service as a member of the Nominating Committee, payable in equal quarterly installments in arrears on the last day of each fiscal quarter, in each case pro-rated based on days served in the applicable fiscal quarter. In addition, Dr. Namouni received a stock option to purchase 60,000 shares of the Company’s common stock on the date of his appointment to the Board and will be eligible to receive a stock option to purchase 30,000 shares of the Company’s common stock on the date of each annual stockholder meeting of the Company, beginning with the 2024 stockholder meeting.

There is no arrangement or understanding between Dr. Namouni and any other person pursuant to which Dr. Namouni was appointed as a member of the Board, and Dr. Namouni has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Other than as set forth above in this Supplement, Dr. Namouni does not beneficially own any shares of the Company’s common stock.

Voting Matters

You are not being asked to vote on or ratify the appointment of Dr. Namouni at the Annual Meeting. Dr. Namouni, as a Class II director, is not a nominee for election at the Annual Meeting. Accordingly, there is no change to Proposal No. 1 – Election of Two Class III Directors, included in the Proxy Statement.

Please note that any proxy card that you requested or that we elected to deliver to you has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

Robert Ang

President and Chief Executive Officer

Cambridge, Massachusetts

May 2, 2024

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